Exhibit 99.1
FOR IMMEDIATE RELEASE

June 3, 2010
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
HEALTH CARE REIT, INC.
ANNOUNCES $150 MILLION
SENIOR NOTE OFFERING
Toledo, Ohio, June 3, 2010...Health Care REIT, Inc. (NYSE:HCN) today announced the re-opening of its 6.125% notes due 2020 by an additional $150 million. The notes were priced at 100.908% of their face amount to yield 6.0%. Subject to customary closing conditions, the offering is expected to close on June 8, 2010.
The company intends to use the net proceeds from this offering for general corporate purposes, including investing in health care and senior housing properties and repaying borrowings under its unsecured line of credit and other outstanding indebtedness.
The company previously issued $300 million of 6.125% senior notes due 2020 on April 7, 2010. The notes were priced to yield 6.22%.
Banc of America Securities LLC, Deutsche Bank Securities Inc., Barclays Capital Inc. and Credit Agricole Securities (USA) Inc. are acting as joint book-running managers for this offering.
The offering is made pursuant to Health Care REIT’s shelf registration statement on file with the Securities and Exchange Commission. A copy of the prospectus supplement and related prospectus relating to the offering may be obtained by contacting Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, New York 10001, Attention: Prospectus Department or by calling toll-free 1-800-294-1322, or Deutsche Bank Securities Inc. at 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, Attention: Prospectus Department or by calling toll-free 1-800-503-4611.
This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
About Health Care REIT. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of March 31, 2010, the company’s broadly diversified portfolio consisted of 608 properties in 39 states. More information is available on the company’s website at www.hcreit.com. The information on our website is not part of the offering.

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements reflect current plans and expectations and are based on information currently available. They are not guarantees of future performance and involve risks and uncertainties, including those discussed in the prospectus supplement and related prospectus and in the company’s other reports filed from time to time with the Securities and Exchange Commission. Completion of the offering is subject to various factors, including, but not limited to, customary closing conditions. The company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.
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